Exhibit 10.2

September 8, 2022

Jim Purcell

[***]

[***]

Sent by Email jim.purcell@ebet.gg and via FEDEX

Re: Mutually Agreed Separation of Employment

Dear Jim

This letter agreement is being issued following meetings with you recently where it was mutually agreed that the best course of actions for both parties is your separation of employment from the Company. You have represented to me and to the Board of Directors of EBET, INC. and its legal counsel that as of the date of your departure you have witnessed no fraud or inappropriate conduct in connection with the financial affairs or financial reporting of EBET, Inc.

This shall serve as formal notice of termination of your employment with Esportsbook Technologies Ltd., an affiliated and wholly owned subsidiary of EBET, Inc. (collectively the “Company”) and as such termination of your First Amended and Restated Employment Agreement dated December 22, 2021 (“Agreement”) with the Company. Your employment will officially terminate on the mutually agreed date of effective termination which is the date exactly 14 days from the date you execute the attached Form of Acceptance. Your attendance is not required at the workplace during this period but you have agreed to cooperate in the transition of your role to others as may be reasonably required. This cooperation may include working with a newly appointed interim CFO as well as executing documents and/or providing information as reasonably required. The following details the mutual agreement and understanding of your termination and separation of your relationship with the Company and the conditions for acceptance of same.

1.	Compromise and Agreement.

This letter is sent to you without admission of liability on the part of the Company or either of them or any affiliated entity thereof nor any admission of liability of your own. However, once it is accepted by you it will serve as a full and final settlement and compromise of claims and demands made or which may be made by you relative to your employment and the termination of your employment with the Company whether in contract or statute or otherwise and the Company shall owe you no further consideration, compensation or any form of same including equity, stock options, restricted stock units, cash bonuses, cash or otherwise.

2.	Separation Terms.

Subject to the conditions stated herein, the Company will:

Make payment to you by wire transfer after the receipt of this fully executed Agreement as follows:

(i)	Payment for time employed up to your termination date paid on your termination effective date.
(ii)	Payment equivalent to six (6) months of employment in lieu of the notice period pursuant to the Notice of Termination to Be Given by the Company section of your Agreement with such payment being made in six (6) equal monthly instalments paid through the following six (6) payrolls using the existing payroll calendar (4th Thursday of each month), starting on the 30th day following your date of execution of the Form Of Acceptance.
(iii)	Ex-gratia payment €16,415.38.
(iv)	Stipend for legal advice up to €1,500 and paid upon presentation of your lawyer’s bill for services rendered.

(b)	The Company will continue to pay your Healthcare contributions up to September 30, 2022. You should then make your own Healthcare arrangements. Company service provider, VHI, will be in contact with you directly regarding same.

(c)	Should you have any business expenses pending submission, please forward these through our Expense portal within 7 days of the date you sign the Form of Acceptance and these will be paid in due course.

(d)	You have vested in 70,000 options to purchase common stock of EBET, INC. at an exercise price of $2.00 per share and exercisable in accordance with the EBET 2020 Equity Plan which is as of the 90th day from the date of your effective date of termination.

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(e)	You have vested in 5,000 RSUs of EBET, Inc.

(f)	The Company has agreed to pay you a one-time cash bonus of EUR 85,360 (“Separation Bonus”) to be paid to you upon EBET, Inc.’s next fundraising/offering closing so long as such closing involves net cash to EBET, Inc. of no less than $4,000,000 (“Qualified Offering”). Should a Qualified Offering not occur prior to November 1, 2022, then it is agreed that the Company shall pay you the Separation Bonus in equal monthly instalments over a 12-month period commencing October 1, 2022.

(g)	You will be placed on Garden leave for 2 weeks from the date you sign the Form of Acceptance below.

(h)	You shall return the Company laptop to Joe Griffin no later than October 31, 2022.

Please note that given this termination any Stock Options/Restricted Stock Units (“RSUs”) offered to you that have not yet vested up to this termination date or that are not delineated hereinabove will no longer remain valid and any such vesting shall cease and any right to vest or receive same in the future have been forfeited and terminated.

The severance payment is subject to such tax and other deductions, as the Company is required to deduct from the gross amount and admit to the Revenue Authorities pursuant to income tax and social welfare legislation.

3.	Conditions

(a)	You will complete all necessary further documentation and execution same as may be reasonably required by the Company.

(b)	The Company and you agree that the terms and facts of this agreement and its contents may be disclosed as required by law.

(c)	You acknowledge that during the term of your employment you had access to information which is confidential and/or proprietary to the Company and its clients, including but not limited to information of a business, financial or technical nature and all other information relating to the business and affairs of the Company and its clients which is not in the public domain through no fault on your part. You undertake and agree that all such information shall be and remain at all times the exclusive property of the Company. You further undertake and agree that you will at all times hereafter maintain such information in confidence and shall not disclose such information to anyone else nor shall you use it for your own benefit or for the benefit of others except as expressly directed in writing by the Company.

(d)	You shall deliver up to the Company, Company property in your possession or under your control including, without limitation, security passes to the Company’s premises and all Company documents, plans, financial data, laptop, computer discs, files, memoranda, correspondence and all documentation prepared or obtained by you in the course of your employment with the Company relating to its affairs. You undertake not to retain copies of any Company documentation in your possession or under your control, without the prior written consent of the Company.

(e)	The Parties will not at any time hereafter for a period of two (2) years, in any fashion, form, or manner, criticize, denigrate or otherwise disparage or cause disparagement of any other Party, and will not say or do anything that damages or impairs in any way the goodwill and/or reputation of the Parties; provided that you may respond accurately and fully to any request for information if required by legal process or in connection with a government investigation. In addition, nothing in this provision or this Agreement is intended to prohibit or restrain you in any manner from making disclosures protected under the whistleblower provisions of federal, provincial or state law or regulation or other applicable law or regulation.

(f)	You agree that for a period of one (1) year after the date of your signing the Form of Acceptance, without the written consent of the Company, you will not contact, solicit or otherwise communicate with any employee of the Company unless requested by Company to do so.

(g)	You agree to cooperate fully with the Company in connection with its actual or contemplated defense, prosecution, or investigation of any claims or demands by or against third parties, or other matters arising from events, acts, or failures to act that occurred during the period of your employment by the Company. Such cooperation includes, without limitation, making yourself available to the Company upon reasonable notice, without subpoena, to provide complete, truthful and accurate information in witness interviews, depositions, and trial testimony. The Company will reimburse you for reasonable out-of-pocket expenses you incur in connection with any such cooperation (excluding foregone wages, salary, or other compensation) and will make reasonable efforts to accommodate your scheduling needs.

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(h)	You agree that the resolution of this matter is dependent on you executing the attached Form of Acceptance.

This represents the entirety of our agreement with you in connection with your termination of employment and supersedes all prior agreements or understanding including emails or otherwise. If any portion of this agreement is unenforceable then all other aspects of the agreement shall remain in force to the fullest extent as allowed by law. This may be executed in counterparts.

Please read this letter and the attached Form of Acceptance carefully and ensure that you fully understand the contents of both. You may wish to consider consulting with a legal advisor prior to signing the Form of Acceptance. If you are satisfied that you understand and agree with the terms set out in this letter and in the Form of Acceptance please sign the Form of Acceptance where indicated and return it to me. Your signature on the Form of Acceptance should be witnessed where indicated.

Yours sincerely

_/s/ Aaron Speach_________

Aaron Speach

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FORM OF ACCEPTANCE

I hereby confirm that: [ x ] I have taken legal advice on the above letter dated SEPTEMBER 8, 2022 / OR [ ] I considered taking advice the above letter dated SEPTEMBER 8, 2022 but have decided not to do same and understand all the terms and conditions set out in the said letter, a copy of which is annexed to this acceptance.

I hereby irrevocably and unconditionally accept the terms and conditions of this letter and agree that same are in full and final settlement solely of all claims of compensation made or which may be made by me, in this or in any other jurisdiction, against Esportsbook Technologies Ltd, EBET, INC. and each of their affiliated entities, its parent, subsidiaries and associated companies and/or each and all of their respective officers, directors, partners, employees and/or agents or clients (hereinafter collectively called “the Company”). As such, and solely relating to my waiver and release of payment, compensation or consideration only I hereby acknowledge and agree that the provisions made in this letter constitute a full and final settlement of all compensation claims (if any) which I may have against the Company, its parent, subsidiaries and associated companies and/or each and all of their respective officers, directors, partners, employees and/or agents, whether such claims arise under contract, statute (including but not limited to the Redundancy Payments Acts 1967 to 2007, Minimum Notice and Terms of Employment Acts, 1973 to 2001, Payment of Wages Act 1991, the Unfair Dismissals Acts 1977 to 2016, Organisation of Working Time Act, 1997, Protection of Employees (Part-Time Work) Act, 2001, Protection of Employees (Fixed-Term Work) Act 2003 and Employment Equality Acts, 1998 to 2011, in tort, in equity, at common law or otherwise howsoever arising.

I do not waiver or release any other rights by executing hereinbelow and specifically reserve any and all other rights without exception.

Signed by:	/s/ Jim Purcell
Jim Purcell

Dated:	9/8/2022

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